Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer

 (949) 234-1999
cpalmer@seychelle.com

Seychelle Reports Earnings for FY Period Ended February 28, 2015

Sales for subsequent First Quarter Ending May 31, 2015 are estimated to be $2.1 to $2.3 million

SAN JUAN CAPISTRANO, Calif. –  (BUSINESS WIRE) –  June 1, 2015 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today relating to its most recent Fiscal Year's end.

For the Fiscal Year ended February 28, 2015, Revenue was $4,305,205 compared to $5,128,461 in the prior year, a decrease of $823,356 (-16%). In addition, Net Loss of $1,405,909 was a decrease of $1,912,706 (-377%) compared to the prior year's Net Income of $506,797. The Company incurred $1,254,791 during the fiscal year related to a lawsuit and subsequent settlement. There will be no further costs in the subsequent year related to that lawsuit.

In sharp contrast, the subsequent quarter ending May 31, 2015 shows positive results. Sales are estimated to be from $2.1 to $2.3 million, with expected net income of $400,000 to $600,000. This improvement was a result of the Company's successful testing of fluoride reduction and the launch of its pH2O product line that increases the alkalinity of water.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.